Exhibit 10.1

SeraCare Life Sciences, Inc.

Non-Employee Director Compensation Arrangements

On November 16, 2004, the Board of Directors of SeraCare Life Sciences, Inc. (the “Company”) approved the following arrangements for non-employee director compensation, which is effective for fiscal 2005 and beyond unless earlier terminated or modified by the Company’s Board of Directors:

The Company’s Board of Directors consists of eight authorized members. Each director, except for Mr. Michael Crowley, is entitled to an annual cash fee of $10,000 plus expenses to be paid the first month of each fiscal year, a $1,500 fee for each meeting personally attended and a $500 fee for each meeting telephonically attended. In addition, each director, except for Mr. Crowley and Mr. Barry Plost, receives annually a fully vested five-year option to purchase 15,000 shares of the Company’s common stock with an exercise price equal to 100% of the fair market value (as determined in accordance with the Company’s 2001 Stock Incentive Plan) of the Company’s common stock on the date of the grant. The Company’s Chairman of the Board, Mr. Plost, receives a fully vested five year option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to 100% of the fair market value (as determined in accordance with the Company’s 2001 Stock Incentive Plan) of the Company’s common stock on the date of the grant for services performed in his capacity as Chairman of the Company’s Board of Directors.

Each member of the Company’s Audit Committee, except for Mr. Robert Cresci, receives a $2,500 annual fee for serving on the Audit Committee. Mr. Cresci receives a cash fee of $7,500 annually and $1,000 for each Audit Committee meeting attended in person and $500 for each such meeting attended telephonically for serving as the Audit Committee Chairman. Mr. Cresci also receives a fully vested five-year option to purchase 5,000 shares of the Company’s common stock at an exercise price equal to 100% of the fair market value (as determined in accordance with the Company’s 2001 Stock Incentive Plan) of the Company’s common stock on the date of grant for serving as the Audit Committee Chairman. All members of the Audit Committee are entitled to be reimbursed for their expenses in serving on the Audit Committee.

Each member of the Company’s Compensation Committee, except for Mr. Samuel Anderson, receives a $2,500 annual fee for serving on the Compensation Committee. Mr. Anderson receives a cash fee of $5,000 annually for serving as the Compensation Committee Chairman. All members of the Compensation Committee are entitled to be reimbursed for their expenses in serving on the Compensation Committee.